Luxfer Declares Quarterly Dividend

MILWAUKEE, Wisconsin, April 3, 2023 – (BUSINESS WIRE) – Luxfer Holdings PLC (NYSE: LXFR) (“Luxfer” or the “Company”), a global industrial company innovating niche applications in materials engineering, today announced that its Board of Directors has declared a quarterly dividend of 13 cents per ordinary share.

The dividend will be payable on May 3, 2023 to shareholders of record as of the close of business on April 14, 2023.

All holders of NYSE-listed ordinary shares will be paid in U.S. dollars through the Company’s dividend disbursing agent. For holders of ordinary shares not directly listed on the New York Stock Exchange, the dividend will be paid directly by the Company. Payment will be made in U.S. dollars, but holders of ordinary shares can elect to receive their dividend payment in respect of those ordinary shares in pounds sterling. If a holder of ordinary shares has previously requested and received a dividend in pounds sterling, the holder will receive the dividend payable on May 3, 2023 in pounds sterling, unless a written election to change the payment currency is received by the Company Secretary no later than April 13, 2023. Holders of ordinary shares electing to receive their dividend in pounds sterling will have the U.S. dollar amount converted to pounds sterling at the spot rate reported in the Financial Times for the record date.

About Luxfer Holdings PLC
Luxfer is a global industrial company innovating niche applications in materials engineering. Using its broad array of proprietary technologies, Luxfer focuses on value creation, customer satisfaction, and demanding applications where technical know-how and manufacturing expertise combine to deliver a superior product. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, clean energy, healthcare, transportation, and general industrial applications. For more information, please visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

Contact Information
Michael Gaiden
Vice President of Investor Relations and Business Development
(414) 982-1663
michael.gaiden@luxfer.com